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                                                                      EXHIBIT 23



                     [LETTERHEAD OF KPMG PEAT MARWICK, LLP]


The Board of Directors
CFSB Bancorp, Inc.


We consent to incorporation by reference in the registration (Nos. 33-37440 and 33078164) on Form S-8s of CFSB Bancorp, Inc. of our report dated January 20, 1998, relating to the consolidated statements of financial condition of CFSB Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, Annual Report on Form 10-K of CFSB Bancorp, Inc.



/s/ KPMG Peat Marwick LLP


Lansing, Michigan
March 17, 1998